EXHIBIT 16.1

May 26, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 26, 2016, of Helix Energy Solutions Group, Inc., and are in agreement with the statements contained in the second, third and fourth paragraphs under section (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP